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                                                      EXHIBIT 20.1







                PRESIDIO SECURITIES TO BE DELISTED
                 FROM THE AMERICAN STOCK EXCHANGE



     Denver, Colorado, February 16, 1996...PRESIDIO OIL COMPANY (ASE:PRS/A) today announced that it had consented to the removal of its Class A and Class B Common Stock and its 9% Convertible Subordinated Debentures from listing on the American Stock Exchange (AMEX).

     The Company, which is currently in negotiations to merge with Tom Brown, Inc., no longer fully satisfies all of the financial guidelines of the AMEX for continued listing. The AMEX ceased trading in the Company's Class A and Class B Common Stock on November 16, 1995, and has advised the Company that the last day for trading of its 9% Convertible Subordinated Debentures will be Friday, March 1, 1996.

     The Company currently anticipates that an over-the-counter market for its Common Stock and 9% Convertible Subordinated
Debentures may develop in the future.

     For further information contact Investor Relations at (212)
593-2244.
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